FORM 8-A/A

                                 Amendment No. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           FARM FAMILY HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                                                  14-1789227
-----------------------                                      ------------------
(State of incorporation                                       (I.R.S. Employer
  or organization)                                           Identification No.)

    344 Route 9W
    Glenmont, NY                                              12077
---------------------                                       ----------
(Address of principal                                       (Zip Code)
 executive offices)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered
-------------------------------               ------------------------------
Preferred Stock Purchase Rights                  New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.           Description of Registrant's Securities to be Registered

     Farm Family Holdings, Inc. (the "Company") entered into a Rights Agreement, dated as of July 29, 1997 (the "Rights Agreement"), between the Company and The Bank of New York, as rights agent. On October 31, 2000, the Company and The Bank of New York entered into Amendment of Rights Agreement, dated October 31, 2000 (the "Amendment"), to amend the Rights Agreement. The Amendment provides, among other things, that the execution, delivery and performance by the Company, American National Insurance Company, a Texas insurance company ("American National"), and American National Acquisition Company, a Delaware corporation ("Merger Subsidiary"), of the Agreement and Plan of Merger, dated as of October 31, 2000, among the Company, American National and Merger Subsidiary (the "Merger Agreement"), and the consummation of the transactions contemplated by the Merger Agreement, will not cause (i) American National, Merger Subsidiary or any of their affiliates or associates to be deemed an "Acquiring Person," (ii) a "Distribution Date" to occur or (iii) a "Section 11(a)(ii) Event" or a "Section 13 Event" (as such terms are defined in the Rights Agreement) to occur. The Amendment also provides that the Rights (as such term is defined in the Rights Agreement) will expire immediately prior to the effective time of the transactions contemplated by the Merger Agreement.

     A copy of the Rights Agreement was filed as Exhibit 4.1 to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 1997. A corrected copy of the Rights Agreement was filed as Exhibit 4.1 to the Company's Report on Form 8-K/A filed with the Securities and Exchange Commission on June 14, 1999. A copy of the Amendment is filed herewith. A copy of the Rights Agreement and the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.           Exhibits

4.1 Amendment of Rights Agreement, dated October 31, 2000, between Farm Family Holdings, Inc. and the Bank of New York, as Rights Agent



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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        FARM FAMILY HOLDINGS, INC.

                                        By:  /s/ Philip P. Weber
                                            ------------------------
                                            Philip P. Weber
                                            President & Chief Executive Officer


Date:  November 3, 2000

                                  EXHIBIT INDEX

Exhibit           Description of Exhibit

4.1 Amendment of Rights Agreement, dated October 31, 2000, between Farm Family Holdings, Inc. and the Bank of New York, as Rights Agent

                          AMENDMENT OF RIGHTS AGREEMENT


     THIS AMENDMENT (this "Amendment") of the Rights Agreement (the "Rights Agreement"), dated as of July 29, 1997, between Farm Family Holdings, Inc., a Delaware corporation (the "Company") and The Bank of New York, as rights agent (the "Rights Agent") is made and entered into as of October 31, 2000 between the Company and the Rights Agent.

     WHEREAS, the parties hereto are parties to the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the parties hereto deem it necessary and desirable to amend the Rights Agreement as set forth below, which amendment will not adversely affect the interests of holders of certificates representing Common Shares or of Right Certificates (as such terms are defined in the Rights Agreement); and

     WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such definition:

          Notwithstanding the foregoing, none of American National Insurance Company, American National Acquisition Company or any of their Affiliates or Associates, shall be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 31, 2000, among American National Insurance Company, American National Acquisition Company and the Company or the consummation of the transactions contemplated by the Merger Agreement (the "Merger").

     2. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

          Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the execution, delivery or performance of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement.

     3. Section 7(a) of the Rights Agreement is hereby amended by replacing the word "and" after the phrase "as provided in Section 23 hereof" with a comma and adding the following phrase after the phrase "as provided in Section 24" and before the parenthetical phrase "(such earliest time being herein referred to as the "Expiration Date)":

          and (iv) immediately prior to the effective time of the Merger contemplated by and in accordance with the Merger Agreement

     4. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

          Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred by virtue of the execution, delivery or performance of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement.

     5. Section 13(a)(y) of the Rights Agreement is hereby amended to read in its entirety as follows:

          (y) other than pursuant to the Merger Agreement, any other Person or Persons shall consolidate or merge with or into the Company and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the common stock shall be changed into or exchanged for stock or other securities of any other Person or Persons or cash or any other property, or

     6. Section 25(a) of the Rights Agreement is hereby amended by adding the following phrase after the roman numeral "(iv)" and before the phrase "to effect any merger":

          other than the Merger contemplated by and in accordance with the Merger Agreement,

     7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     8. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

     9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date first above written.

                                    FARM FAMILY HOLDINGS, INC.

                                    By /s/ Philip P. Weber
                                       -----------------------------------------
                                       Title:  President & C.E.O.


                                    THE BANK OF NEW YORK, as Rights Agent

                                    By /s/ Diana Ajjan
                                       -----------------------------------------
                                       Title:  Vice President